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                    Schedule for computation of Yield Calculation

Tennessee Municipal Cash Trust  (Institutional Service Shares)

This example illustrates the yield quotation for the seven-day period ended:                31-Oct-96

Value of a hypothetical pre-existing account with exactly                                $1.000000000
    one share at the beginning of the base period

Value of same account (excluding capital changes) at end                                 $1.000584831
    of the seven-day base period*
                                                                                         $0.000584831
Net change in account value

Base Period Return:
     Net change in account value divided by the beginning account value                  $0.000584831
     ($ .000584831 / $1.000000000)

Annualized Current Net Yield  ( .000584831 x 365/7)                                             3.05%

Effective Yield **  (.000584831 + 1 ) ^ (365/7) - 1                                             3.10%

* This value includes the value of additional shares purchased with dividends from the original share, and dividends declared on both the original share and any such additional shares.
** This value may change to include shares purchased with dividends reinvested on a less frequent basis.


Tax Equivalent Yield (Assumes individual does not itemize on Federal Return)

100% minus the Federal and Michigan taxable %'s  (100% - 28% - 6% = 66%)

7 Day Net Yield / by the tax eqivalent % (3.05% / 66%) = 4.62%



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